Exhibit 99.1

                  BreitBurn Energy Partners L.P. to
    Acquire Florida Oil Properties for Approximately $100 Million

    Increases Cash Distribution and Provides Revised Full Year 2007
                               Guidance

    LOS ANGELES--(BUSINESS WIRE)--May 17, 2007--BreitBurn Energy Partners L.P. (NASDAQ:BBEP) (BreitBurn) announced today it has signed a definitive agreement to acquire high quality oil properties along the Sunniland Trend in Florida for approximately $100 million from Calumet Florida, L.L.C. ("Calumet"). Calumet is a Delaware limited liability company owned by Vulcan Resources Florida, Inc. The acquisition is subject to customary closing conditions and purchase price adjustments and is expected to close within the next ten days.

    Randy Breitenbach, BreitBurn's Co-Chief Executive Officer said, "We are pleased to announce another acquisition consistent with our proven strategy of acquiring and developing complex fields with large amounts of original oil in place and shallow production declines. This is a great fit given our experience with established producing assets and the strength of our technical and exploitation team."

    Hal Washburn, BreitBurn's Co-Chief Executive Officer added, "We are very pleased with this addition given the attractive acquisition metrics. We are adding production at a cost of approximately $60,000 per flowing barrel and we are adding estimated proven reserves for approximately $10.50 per boe. We are purchasing these properties for an attractive valuation and, with very little additional G&A expense, this deal will be immediately accretive to distributable cash flow per unit and will allow us to increase our quarterly distribution next quarter."

    Distribution Increases

    In connection with this acquisition, BreitBurn's Board has approved an increase in its annual distribution to $1.69 per unit. This increase is subject to the closing of the Calumet acquisition and the related equity placement discussed below. This increase will become effective with the second quarter distribution to unitholders to be paid on or about August 14, 2007 and will raise BreitBurn's quarterly distribution rate by $.01 (one cent) per unit to $.4225 per quarter.

    In addition, BreitBurn management will recommend to its Board an additional increase in its annual distribution to $1.73 per unit to be effective with the third quarter distribution to unitholders to be paid on or about November 14, 2007. This second increase, if approved by BreitBurn's Board, would raise BreitBurn's quarterly distribution rate by an additional $.01 (one cent) to $.4325 per quarter.

    Equity Placement

    In conjunction with the acquisition, BreitBurn executed a unit purchase agreement with a group of institutional investors for a private placement of $130 million of equity securities consisting of 4,062,500 common units at a per unit issue price of $32.00, representing a 3.8% discount to BreitBurn's volume weighted average price for the 5-day period ending May 16, 2007.

    The proceeds of the private placement will be used to fund the Calumet acquisition, pay transaction related expenses and retire approximately $30 million of outstanding debt incurred to fund the Lazy JL field acquisition in January 2007.

    Florida Assets Acquired

    BreitBurn is acquiring five separate properties having total estimated proved reserves of approximately 9.5 million barrels of oil equivalent and a reserve life index on total estimated proved reserves of over 15 years.

    Additional details of this acquisition include:

    -- Immediately accretive to 2007 distributable cash flow per unit.

    -- Expected net production in 2007 of approximately 1,600 boed (after royalties).

    --  90% proved developed producing reserves.

    --  Base production declines averaging 5% per year.

    --  100% oil (averaging 25 degrees API).

    -- Approximately 60% of expected net sales volumes contracted at attractive prices (see detail below). Additional price protection under consideration.

    -- High operating control (100% working interest; 85% net revenue interest) maximizes asset value.

    -- 15 producing wells across five separate fields, one 23-mile pipeline serving one field, one storage terminal and rights in a shipping terminal.

    -- Over 300 MMbbl of original oil in place provides opportunities for BreitBurn to leverage its technical expertise and state-of-the-art production technologies. With estimated ultimate recovery of 110 MMbbl, the remaining resource is 190 MMbbl.

    Crude Oil Sales Contracts Included As Part Of The Transaction

    In connection with the acquisition, BreitBurn expects to assume certain crude oil sales contracts which include the pricing provisions shown in the table below. Following the closing of the transaction, BreitBurn will consider adding further price protection related to expected production through 2011:



         Volume
Year    (Bbls/d)                 Terms                Effective Period
----- ------------ ---------------------------------- ----------------
2007      250      Swap - $79.64 per Bbl              Through Dec. 31
         1,000     Collar $65.00 (floor)/ $84.95      Through Dec. 31
                    (ceiling)

2008      850      Swap - $77.49 per Bbl              Jan. 1 - Dec. 31
          250      Swap - $68.62 per Bbl              Jan. 1 - Dec. 31

2009      800      Swap - $75.10 per Bbl              Jan. 1 - Dec. 31
          250      Swap - $68.68 per Bbl              Jan. 1 - Dec. 31

2010      500      Swap - $69.40 per Bbl              Jan. 1 - Dec. 31


    Updated 2007 Guidance

    In conjunction with the acquisition and equity financing transaction, BreitBurn is providing the following updated full year 2007 guidance giving effect to the inclusion of the Calumet operations as of June 1, 2007.



                                            Updated 2007 Guidance(1)
                                          ----------------------------

Total Net Production (Mboe) (2)            2,090       --      2,290

Avg. Daily Production (boe) (June - Dec.)  6,365       --      7,300

Average Price of Hedged Volumes                      $67.65

Price Differential %                         18%       --       20%

Operating Expenses ($000's)               $41,500      --     $44,000

G&A ($000's) (3)                          $13,500      --     $15,000
  (excl. incentive compensation plans)

G&A - Management incentive plans                      (see
                                                    footnote
                                                        4)

Cash Interest Expense                                $1,250

Capital Expenditures ($000's)             $20,000      --     $22,000

(1) Revised guidance is for the full year 2007 unless otherwise noted and assumes the impact of the Calumet acquisition beginning June 1, 2007.
(2) Assumes 1,600 boe/d of production from Calumet beginning June 1,
 2007.
(3) Due to incremental accounting, tax, auditing and legal expenses associated with the Partnership's transition from a private entity to a publicly-traded MLP, it is estimated that up to 60% of the projected annual general and administrative expense may be incurred in the first six months of 2007.
(4) BreitBurn's management incentive plan is tied to unit price and other metrics. BreitBurn is not providing guidance on the unit price for 2007. However, if the common units do not appreciate over the year-end 2006 price, management incentive plan expense is estimated to be at $3.5 million.


    Conference Call

    The partnership will provide additional details on the acquisition via a conference call and web cast available to all interested parties scheduled for today, Thursday, May 17 beginning at 8:30 a.m. (Pacific
Time). Management will speak to slides that will be available prior to the start of the call from the BreitBurn website at http://ir.breitburn.com.

    Those wishing to participate in the conference call should call 800-802-2239 (international callers dial 913-312-1269) a few minutes prior to register. A replay of the call will be available through Thursday, May 24, by dialing 888-203-1112 (international callers dial 719-457-0820) and entering replay PIN 6657341.

    Those wishing to participate in the live or archived web cast via the Internet should go to the Investor Relations tab of the BreitBurn website at http://ir.breitburn.com.

    About BreitBurn Energy Partners L.P.

    BreitBurn Energy Partners L.P. is an independent oil and gas limited partnership, formed in 2006 by a subsidiary of Provident Energy Trust, focused on the acquisition, exploitation and development of oil and gas properties. BreitBurn's assets consist primarily of producing and non-producing crude oil reserves located in the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Permian Basin in West Texas and, if this transaction closes as expected, the Sunniland Trend in Florida. Visit BreitBurn online at www.BreitBurn.com.

    Notice pursuant to Rule 135c under the Securities Act of 1933:

    The common units have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from registration. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of those securities in any state where such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of BreitBurn's common units under the resale registration statement will be made only by prospectus.

    Cautionary Statement Relevant to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities
Litigation Reform Act of 1995

    This press release contains forward-looking statements relating to BreitBurn's operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimates" and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; the competitiveness of alternate energy sources or product substitutes; technological developments; potential disruption or interruption of BreitBurn's net production due to accidents or severe weather; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and other filings with the Securities and Exchange Commission. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

    BBEP-IR

    CONTACT: BreitBurn Energy Partners L.P.
             James G. Jackson, 213-225-5900 x273 (Investor Relations) Executive Vice President and Chief Financial Officer or
             Kalt Rosen Group/Ruder Finn/West
             Pierre Hirsch, 415-692-3060 (Investor Relations)